EXHIBIT 12.1

First BanCorp

Computation of Ratio of Earnings to Fixed Charges

Year Ended December 31, 2011
Including Interest on Deposits

Earnings:
Pre-tax loss from continuing operations	$(72,910)
Plus:
Fixed Charges (excluding capitalized interest)	265,275

Total Earnings	$192,365

Fixed Charges:
Interest expensed and capitalized	$261,896
Amortized premiums, discounts, and capitalized expenses related to indebtedness	40
An estimate of the interest component within rental expense	3,339

Total Fixed Charges	$265,275

Ratio of Earnings to Fixed Charges	(A)

Excluding Interest on Deposits

Earnings:
Pre-tax loss from continuing operations	$(72,910)
Plus:
Fixed Charges (excluding capitalized interest)	73,548

Total Losses	$638

Fixed Charges:
Interest expensed and capitalized	$70,169
Amortized premiums, discounts, and capitalized expenses related to indebtedness	40
An estimate of the interest component within rental expense	3,339

Total Fixed Charges	$73,548

Ratio of Earnings to Fixed Charges	(A)

(A)	For December 31, 2011, the ratio coverage was less than 1:1.

The Corporation would have to generate additional earnings of $72.9 million to achieve a ratio of 1:1 for the year ended December 31, 2011.